Exhibit 4.3
CATAMARAN CORPORATION
THIRD AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
(Amended on March 5, 2014)
Catamaran Corporation, a corporation existing under the laws of the Yukon Territory of Canada (the “Company”), hereby establishes and adopts the following Third Amended and Restated Long-Term Incentive Plan (the “Plan”), effective March 5, 2014 which amends and restates that certain Long-Term Incentive Plan initially adopted by the Board on March 11, 2009 and subsequently amended and restated on March 9, 2011 and July 2, 2012. In September 2010, the Board declared a stock dividend on the issued and outstanding Shares to effect a two-for-one stock split, which was distributed on September 17, 2010 to shareholders of record as of the close of business on September 14, 2010. In September 2012, the Board declared a stock dividend on the issued and outstanding Shares to effect a two-for-one stock split, which was distributed on October 1, 2012 to shareholders of record at the close of business on September 20, 2012. All references in the Plan to numbers of Shares have been adjusted herein to reflect such stock splits.

1.	PURPOSE OF THE PLAN
1.1Purpose. The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as directors, employees and/or consultants of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder. The Plan is designed to provide the board of directors of the Company with sufficient flexibility to address current and future long-term incentive equity-based alternatives for the Company which includes Options or Restricted Stock Units. The specific terms of any Awards, including such items as vesting periods and treatment of the Award upon a change of control or termination of employment, will be set forth in the applicable Award Agreement.

2.	DEFINITIONS
2.1“Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
2.2“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) 90 days after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.
2.3“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Dividend Equivalent, Other Stock-Based Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.
2.4“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.
2.5“Board” shall mean the board of directors of the Company.
2.6“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. All citations to Sections of the Code are to such Sections as they may from time to time be amended or renumbered.
2.7“Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan, consisting of no fewer than two Directors, each of whom is (i) a

“Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of The Nasdaq Stock Market (“Nasdaq”).
2.8“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code.
2.9“Director” shall mean a non-employee member of the Board.
2.10“Dividend Equivalents” shall have the meaning set forth in Section 12.7.
2.11“Employee” shall mean any employee (including an officer) of the Company or any Affiliate. Solely for purposes of the Plan, an Employee shall also mean any other natural person, including a consultant, who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction or distribution; (ii) does not directly or indirectly promote or maintain a market for the Company’s securities; (iii) provides services pursuant to a written contract; and (iv) spends or will spend a significant amount of time and attention to the business and affairs of the Company or any Affiliate.
2.12“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor thereto. All citations to Sections of the Exchange Act are to such Sections as they may from time to time be amended or renumbered.
2.13“Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be: (i) the per Share closing price of the Shares as reported on Nasdaq on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported); (ii) if the Company is not then listed on Nasdaq, the per Share closing price of the Shares as reported on the TSX on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported); or (iii) if the Company is not then listed on Nasdaq or the TSX, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion in accordance with Section 409A of the Code.
2.14“Family Entity” shall mean a trust in which one or more Family Members have more than fifty percent of the beneficial interest, a foundation in which the Participant and/or one or more Family Members control the management of assets and any other entity in which the Participant and/or one or more Family Members own more than fifty percent of the voting interests.
2.15“Family Member” shall mean the Participant’s spouse, parent, child, stepchild, grandchild, sibling, mother or father-in-law, son or daughter-in-law, stepparent, grandparent, former spouse, niece, nephew or brother or sister-in-law, including adoptive relationships, or any person sharing the Participant’s household (other than a tenant or employee).
2.16“Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1(a).
2.17“Insider” shall have the meaning set forth in the TSX Company Manual.
2.18“Limitations” shall have the meaning set forth in Section 10.4.
2.19“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
2.20“Other Stock-Based Award” shall have the meaning set forth in Section 8.1.

2.21“Participant” shall mean an Employee or Director to whom the Committee has granted an Award under the Plan.
2.22“Payee” shall have the meaning set forth in Section 13.1.
2.23“Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 9.
2.24“Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
2.25“Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter, but not later than the time permitted by Section 162(m) of the Code in the case of a Covered Employee, unless the Committee determines not to comply with Section 162(m) of the Code with respect to such Performance Share.
2.26“Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter, but not later than the time permitted by Section 162(m) of the Code in the case of a Covered Employee, unless the Committee determines not to comply with Section 162(m) of the Code with respect to such Performance Unit.
2.27“Permitted Assignee” shall have the meaning set forth in Section 12.5.
2.28“Prior Plan” shall mean the SXC Health Solutions Corp. Amended and Restated Stock Option Plan.
2.29“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
2.30“Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate,
2.31“Restriction Period” shall have the meaning set forth in Section 7.1.
2.32“Restricted Stock Award” shall have the meaning set forth in Section 7.1.
2.33“Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.
2.34“Share” shall mean a share of common stock of the Company, no par value per share.

2.35“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.
2.36“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
2.37“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
2.38“Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1(b).
2.39“TSX” means the Toronto Stock Exchange.

3.	SHARES SUBJECT TO THE PLAN
3.1Number of Shares. (a) Subject to adjustment as provided in this Section 3.1 and in Section 12.4, a total of 6,440,000 Shares shall be authorized for issuance pursuant to Awards granted under the Plan. Since March 11, 2009, no grants have been made under the Prior Plan, but Shares authorized for issuance pursuant to awards granted under the Prior Plan that have not been used for awards granted under the Prior Plan may be, and in some cases have been, issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one-and-seventy-nine one-hundredths (1.79) Shares for every one (1) Share granted.
(b)If any Shares subject to an Award or to an award under the Prior Plan are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plan is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, as provided in Section 3.1(c) below.
(c)Any Shares that again become available for grant pursuant to this Section 3 shall be added back as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and as one-and-seventy-nine one-hundredths (1.79) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.
3.2Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION
4.1Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.
4.2Administration. (a) The Plan shall be administered by the Committee. The Directors may remove from, add members to, or fill vacancies on, the Committee. A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.
(b)The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred in accordance with Section 409A of the Code either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be cancelled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(c)Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any shareholder and any Employee or any Affiliate. No member of the Committee, and no entity, committee, member of the Board or officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Committee and such entities, committees, members of the Board or officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising there from to the full extent permitted by law.
(d)The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not Directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Company and to cancel or suspend Awards to Employees who are not Directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Company; provided, however, that to the extent the Committee intends that an Award granted to any person who is a “covered employee” within the meaning of Section 162 (m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which a Performance Award may be paid following a Performance Period be exempt from Section 162(m) of the Code, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Performance Awards for such person, and (c) certify the achievement of such performance goals.

5.	OPTIONS
5.1Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.
5.2Award Agreements. All Options granted pursuant to this Section 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section 5 may hold more than one Option granted pursuant to the Plan at the same time.
5.3Option Price. The exercise price per Share subject to an Option under any Option granted pursuant to this Section 5 shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value on the applicable Grant Date. In no event may any Option granted under this Plan be amended, other than pursuant to Section 12.4, to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Option with a lower exercise price or otherwise be subject to any action that would be treated under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option, unless such amendment, cancellation, or action is approved by the Company’s stockholders.
5.4Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven years from the date the Option is granted.
5.5Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written, telephonic, or electronic notice of exercise to the Company or its designated agent pursuant to rules and procedures established by the Committee for this purpose, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (c) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (d) as provided by the Committee, cashless exercises as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (e) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.
5.6Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

6.	STOCK APPRECIATION RIGHTS
6.1Grant and Exercise. The Committee may provide Stock Appreciation Rights alone or in tandem with other Awards (including Options), in each case upon such terms and conditions, not inconsistent with the Plan, as the Committee may establish. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.
(a)Stock Appreciation Rights granted without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”) shall generally have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant (except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.4) and (ii) a term not greater than seven years. Upon the exercise of a Freestanding Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the exercise price of the right on the date of grant.
(b)Stock Appreciation Rights may be granted in conjunction with all or part of any Option granted under the Plan (a “Tandem Stock Appreciation Right”). Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option. Upon the exercise of a Tandem Stock Appreciation Right, the holder shall have the right to receive (i) the excess of the Fair Market Value of one Share on the date of exercise or such other amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the related Option exercise price. Any Tandem Stock Appreciation Right may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. Tandem Stock Appreciation Rights shall terminate and no longer be exercisable upon and to the extent of the termination or exercise of the related Option; provided that, unless the Committee otherwise determines at or after the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not terminate until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies.

Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.
(c)The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.
(d)The Committee shall determine in its sole discretion whether payment upon the exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof. If payment will be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Committee elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional Shares. Payment with respect to a Stock Appreciation Right shall be made within 30 days after the date on which the Stock Appreciation Right is exercised.
(e)In no event may any Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 12.4, to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Appreciation Right with a lower exercise price or otherwise be subject to any action that would be treated under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

7.	RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS
7.1Grants. Awards of Restricted Stock and of Restricted Stock Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award”, respectively). A Restricted Stock Award or Restricted Stock Unit Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The provisions of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each recipient.
7.2Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.
7.3Rights of Holders of Restricted Stock and Restricted Stock Units. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Any Shares or any other property (other than cash) distributed as a dividend, Dividend Equivalent or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

8.	OTHER STOCK-BASED AWARDS
8.1Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock-Based Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom and the time or times at which such Other Stock-Based Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

8.2Award Agreements. Shares (including securities convertible into Shares) subject to Awards granted under this Section 8 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan.

9.	PERFORMANCE AWARDS
9.1Terms of Performance Awards. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.1. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee and Section 409A of the Code, on a deferred basis.

10.	CODE SECTION 162(m) PROVISIONS
10.1Covered Employees and Performance Criteria. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Stock-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 10.1 is applicable to the Award and that the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall accordingly be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenue growth; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures; market share; gross profits; and/or comparisons with various stock market indices of the Company or any Affiliate, division or business unit of the Company for or within which the Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the Applicable Period of each Performance Period for each Participant or for any group of Participants (or both), and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period.
10.2Adjustments. Notwithstanding any provision of the Plan (other than Sections 11 and 12.4), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or a Change in Control of the Company.

10.3Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.
10.4Limitations on Grants to Participants. Subject to adjustment as provided in Section 12.4, (i) no Employee may be granted (A) Options, Freestanding Stock Appreciation Rights, or Option/Tandem Stock Appreciation Rights during any 12-month period with respect to more than 300,000 Shares or (B) Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Stock-Based Awards that are denominated in Shares in any 12-month period with respect to more than 300,000 Shares, and (ii) Directors may not, in the aggregate, be granted Awards at any time during the term of this Plan with respect to more than one percent (1%) of the outstanding Shares (collectively, the “Limitations”). In addition to the foregoing, (i) the maximum dollar value payable to any Employee in any 12-month period with respect to Performance Awards that are valued with reference to property other than Shares is $2,000,000, and (ii) the maximum dollar value payable to any Director (A) in any 12-month period with respect to Awards is $200,000 (it being understood that the value of any Awards denominated in Shares shall be determined using the “grant date fair value” method in accordance with FAS 123R) and (B) during the term of this Plan with respect to Awards is $2,000,000 (it being understood that the value of any Awards denominated in Shares shall be determined using the “grant date fair value” method in accordance with FAS 123R). If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations. The per-Participant limit described in this Section 10.4 shall be construed and applied consistently with Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

11.	CHANGE IN CONTROL PROVISIONS
11.1Impact of Change in Control on Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and Other Stock-Based Awards. The terms of any Award may provide in the Award Agreement evidencing the Award that, upon a “Change in Control” of the Company (as that term may be defined therein), (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall become exercisable in full or part, (b) restrictions and deferral limitations on Restricted Stock Awards and Restricted Stock Unit Awards lapse and the Restricted Stock Awards and Restricted Stock Unit Awards become free of all restrictions and limitations and become vested, (c) the Performance Period applicable to any outstanding Performance Awards shall lapse and the performance criteria applicable to any outstanding Performance Award shall be deemed to be satisfied at the target or other level, and (d) the restrictions and deferral limitations and other conditions applicable to any Other Stock-Based Awards or any other Awards shall lapse, and such Other Stock-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested in full or part and transferable to the full extent of the original grant, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award, including but not limited to a condition that such treatment will apply only if the Participant remains employed on the effective date of the Change in Control or has incurred an involuntary termination of employment without cause on account of the Change in Control, as determined by the Committee in its sole discretion, within a period of up to 3 months prior to the effective date of the Change in Control. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

12.	GENERALLY APPLICABLE PROVISIONS
12.1Amendment and Modification of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of Nasdaq, the TSX or any rule or regulation of any stock exchange or quotation system on which Shares are listed or quoted; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 promulgated under the Exchange Act;

and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.4), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan (which, for the avoidance of doubt, shall include the re-introduction of Directors as persons eligible to participate in the Plan should they cease to be eligible Participants in the future), (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4, (f) increase the term or reduce the exercise price of any Award granted to any Participant beyond its original expiry or exercise price or (g) amend any provision of Sections 10, 12.1 or 12.5. In addition, no amendments to, or termination of, the Plan shall in any way materially impair the rights of a Participant under any Award previously granted without such Participant’s consent.
12.2Specific Amendments to Plan Permitted. Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval: (a) amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including without limitation: (i) the rules of the TSX, Nasdaq or any national securities exchange or system on which the stock is then listed or reported, or by any regulatory body having jurisdiction with respect thereto, (ii) the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act and (iii) applicable tax laws and regulations; (b) amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan; (c) subject to Section 12.1(e) and (f), amendments to the provisions of the Plan respecting the terms and conditions on which Awards may be granted pursuant to the Plan, including the provisions relating to the exercise price, the term and the vesting schedule; and (d) amendments to the Plan that are of a “housekeeping” nature.
12.3Specific Amendments to Awards Permitted. Without limiting the generality of the foregoing and subject to shareholder approval for specified amendments as provided in Section 12.1(e) and (f) above or elsewhere in the Plan, the Board may amend the price, the term, the vesting schedule and the termination provisions of Awards granted pursuant to the Plan.
12.4Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend) or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion and in accordance with Section 409A of the Code, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.
12.5Transferability of Awards. Awards may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, except by will or the laws of descent and distribution; provided, however, that unless otherwise specified in the Award Agreement, as long as the Participant continues employment with or service to the Company, the Participant may transfer, subject to applicable law, Awards to a Family Member or Family Entity without consideration (each transferee thereof, a “Permitted Assignee”); provided, however, in the case of a transfer of Awards to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an equity interest in the limited liability company or partnership to which the transfer is made. Any transfer of Awards shall be in a form acceptable to the Committee, shall be signed by the Participant and shall be effective only upon written acknowledgement by the Committee of its receipt and acceptance of such notice. If an Award is transferred to a Family Member or to a Family Entity, such Award may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution. Except as provided in this Section 12.5, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards described in Section 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.
12.6Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.
12.7Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion and in compliance with Section 409A of the Code, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.
12.8Insiders. Notwithstanding anything to the contrary contained herein, (a) the number of Shares which may be reserved for issuance under the Plan and under any other employee stock option plans or other equity-based compensation arrangements of the Company to Insiders of the Company, and of any Affiliate or Subsidiary of the Company, shall not exceed 10% of the outstanding issue (as hereinafter defined); (b) the number of Shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other equity-based compensation arrangements of the Company to Insiders of the Company, and of any Affiliate or Subsidiary of the Company, shall not exceed 10% of the outstanding issue; and (c) the number of Shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other equity-based compensation arrangements of the Company to any one Insider of the Company, or any Affiliate or Subsidiary of the Company, shall not exceed 5% of the outstanding issue. For purposes of this Section 12.8, “outstanding issue” shall mean the total number of Shares outstanding on a non-diluted basis, subject to applicable adjustments as provided for in the by-laws of the Company and the rules and regulations of Nasdaq or the TSX. For purposes of clauses (b) and (c) of this Section 12.8, “outstanding issue” shall be determined on the basis of the total number of Shares that are outstanding immediately prior to the Share issuance in question, excluding Shares issued pursuant to equity-based compensation arrangements of the Company over the preceding one-year period.

13.	MISCELLANEOUS
13.1Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable Federal, State, Provincial and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) or by directing the Company to retain or withhold Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.
13.2Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or

Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.
13.3Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.
13.4Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distributions or the benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, and the applicable requirements of any securities exchange or similar entity.
13.5Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan shall constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.
13.6Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
13.7Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
13.8Construction. All references in the Plan to “Section or Sections” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
13.9Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.10Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.
13.11Effective Date of Plan; Termination of Plan. This Plan, as amended and restated, shall be submitted to the shareholders of the Company for approval and, if approved, shall become effective as of the Effective Date. The Plan shall be null and void and of no effect if not approved by the shareholders of the Company and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.
13.12Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country. The Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.
13.13Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.
13.14Section 409A. The Plan shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan shall, to the extent subject to Code Section 409A, comply with Section 409A and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of the Participant, to avoid the application of Code Section 409A in a particular circumstance or to satisfy any of the requirements under Code Section 409A. Nothing in the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or Affiliate based on matters covered by Code Section 409A, including the tax treatment of any award made under the Plan.
13.15Currency. All references to price herein are to be in United States currency and all required payments hereunder are to be calculated and paid in United States currency. For the avoidance of doubt, Awards granted to Participants in jurisdictions other than the United States are to be granted in United States currency and all payments required thereunder are to be paid in United States currency.

AMENDMENT TO THE
CATAMARAN CORPORATION
THIRD AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
WHEREAS, Catamaran Corporation (the “Corporation”) has adopted and maintains the Catamaran Corporation Third Amended and Restated Long-Term Incentive Plan (the “Plan”);
WHEREAS, the Corporation entered into an Arrangement Agreement, dated as of March 29, 2015, with UnitedHealth Group Incorporated, a corporation incorporated under the laws of the State of Delaware, USA (the “Parent”), and 1031387 B.C. Unlimited Liability Company, an unlimited liability company incorporated under the laws of the Province of British Columbia, Canada and a wholly-owned subsidiary of Parent (such agreement, the “Arrangement Agreement”), pursuant to which the Corporation shall be acquired by the Parent (such transaction, the “Arrangement”);
WHEREAS, upon the consummation of the Arrangement, the Parent shall assume outstanding options and restricted stock units granted on or after January 1, 2014 under the Plan and shall assume the Plan for purposes of granting awards to eligible award recipients of the Corporation who continue their employment with the Corporation or the Parent subsequent to the consummation of the Arrangement; and
WHEREAS, in connection with the Parent’s assumption of the Plan and outstanding options and restricted stock units granted on or after January 1, 2014 under the Plan, the Corporation desires to amend the Plan to conform the Plan to the Parent’s administrative practices with respect to the administration of equity plans.
NOW THEREFORE, pursuant to the power of amendment contained in Section 12 of the Plan, the Plan is hereby amended, effective as of the Effective Time (as defined in the Arrangement Agreement), by inserting a new section of the Plan, entitled “Assumption of Plan by UnitedHealth Group Incorporated” as Section 14 of the Plan as follows:
14.    ASSUMPTION OF PLAN BY UNITEDHEALTH GROUP INCORPORATED
14.1 Acquisition of Catamaran Corporation by UnitedHealth Group Incorporated. On July 23, 2015, Catamaran Corporation (“Catamaran”), was acquired by UnitedHealth Group Incorporated (“UnitedHealth”) (such acquisition, the “Arrangement”) pursuant to the terms of the Arrangement Agreement, dated as of March 29, 2015, among Catamaran, UnitedHealth, and 1031387 B.C. Unlimited Liability Company, a wholly-owned subsidiary of UnitedHealth (the “Arrangement Agreement”). Upon consummation of the Arrangement, UnitedHealth assumed outstanding Options and Restricted Stock Units granted on or after January 1, 2014 under the Plan and assumed the Plan for purposes of granting Awards to eligible award recipients who continue their employment with Catamaran or UnitedHealth subsequent to the consummation of the Arrangement.
14.2 Conformance to UnitedHealth’s Administrative Practices. Notwithstanding anything in this Plan to the contrary, effective as of the Effective Time (as defined in the Arrangement Agreement), the following provisions shall apply: (i) all references in the Plan to “Catamaran Corporation” or the “Corporation” shall be understood to mean UnitedHealth Group

Incorporated or any successor thereto; (ii) UnitedHealth’s Board of Directors and the Compensation Committee of UnitedHealth’s Board of Directors shall succeed to the authority of the Board and the Committee, respectively, with respect to the administration of the Plan; (iii) all references in the Plan to a number of Shares shall be deemed to refer to a number of shares of common stock, $0.01 par value, of UnitedHealth (“UnitedHealth Common Stock”) determined by multiplying the number of referenced Shares by the “Equity Award Conversion Ratio,” as determined under the Arrangement Agreement, and rounding the resulting number down to the nearest whole number of shares of UnitedHealth Common Stock; (iv) all references in the Plan to “Nasdaq” or “TSX” shall be understood to mean The New York Stock Exchange; (v) all administrative authority with respect to the Plan shall be delegated in a manner consistent with the delegation provisions of the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (as amended and restated in 2015) (the “UnitedHealth SIP”); (vi) all awards granted under the Plan shall be administered in accordance with the administrative policies and procedures in effect from time to time under the UnitedHealth SIP; provided that awards outstanding under the Plan as of the Closing Date (as defined in the Arrangement Agreement) shall be deemed amended only to the extent that the amendment does not cause the terms and conditions of such awards to be less favorable to the holders of such awards than the terms and conditions of such awards as in effect immediately prior to the Closing Date; (vii) tax withholding with respect to all awards granted under the Plan shall be implemented in a similar manner as is provided for under the tax withholding provisions of the UnitedHealth SIP and the award agreements thereunder; and (viii) all notices to be made to UnitedHealth pursuant to the Plan shall be sent to Fidelity or such other person as designated by the Committee.
IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized agent on July 23, 2015.

CATAMARAN CORPORATION

/s/ Mark A. Thierer______________
By: Mark A. Thierer
President and Chief Executive Officer